Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-291294 Dated November 6, 2025 Fixed Income Investor Presentation Third Quarter 2025

disclaimer This Presentation contains summarized consolidated information concerning First Financial Bancorp. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this presentation is complete. For additional financial, statistical and business-related information, see the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2024 and Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, as well as the Company's other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company’s website (www.bankatfirst.com) and the SEC’s website (https://www.sec.gov). 2 forward looking statements disclosure Forward Looking Statements Certain statements contained in this Presentation which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as ‘‘believes,’’ ‘‘anticipates,’’ “likely,” “expected,” “estimated,” ‘‘intends’’ and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to, statements we make about (i) our future operating or financial performance, including revenues, income or loss and earnings or loss per share, (ii) future common stock dividends, (iii) our capital structure, including future capital levels, (iv) our plans, objectives and strategies, and (v) the assumptions that underlie our forward-looking statements. As with any forecast or projection, forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that may cause actual results to differ materially from those set forth in the forward-looking statements. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. Important factors that could cause actual results to differ materially from those in our forward-looking statements include the following, without limitation: • economic, market, liquidity, credit, interest rate, operational and technological risks associated with the Company’s business; • future credit quality and performance, including our expectations regarding future loan losses and our allowance for credit losses; • the effect of and changes in policies and laws or regulatory agencies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other legislation and regulation relating to the banking industry; (iv) management’s ability to effectively execute its business plans; • mergers and acquisitions, including costs or difficulties related to the integration of acquired companies; • the possibility that any of the anticipated benefits of the Company’s acquisitions will not be realized or will not be realized within the expected time period; • the effect of changes in accounting policies and practices; • changes in consumer spending, borrowing and saving and changes in unemployment; • changes in customers’ performance and creditworthiness; • the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; • current and future economic and market conditions, including the effects of changes in housing prices, fluctuations in unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, trade and tariff policies, and any slowdown in global economic growth; • the adverse impact on the U.S. economy, including the markets in which we operate, of the novel coronavirus, which causes the Coronavirus disease 2019 (“COVID-19”), global pandemic, and the impact on the performance of our loan and lease portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; • our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms; 3 forward looking statements disclosure • financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services; • the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale; • the effect of a fall in stock market prices on our brokerage, asset and wealth management businesses; • a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks; • the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin; and • our ability to develop and execute effective business plans and strategies. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in our Form 10-K for the year ended December 31, 2024, as well as our other filings with the SEC, which are available on the SEC website at www.sec.gov. All forward-looking statements included in this presentation are made as of the date hereof and are based on information available at the time of the filing. Except as required by law, the Company does not assume any obligation to update any forward-looking statement. Use of Non-GAAP Financial Measures This presentation contains GAAP financial measures and Non-GAAP financial measures where management believes it to be helpful in understanding the Company’s results of operations or financial position. Where Non-GAAP financial measures are used, the comparable GAAP financial measures, as well as a reconciliation to the comparable GAAP financial measure, can be found in the appendix to this presentation. Registration Statement; No Offer or Solicitation This presentation is neither an offer to sell nor a solicitation to purchase any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to a prospectus supplement and related prospectus filed with the SEC. The Company filed a shelf registration statement (File No. 333-291294) (including a base prospectus (the “Base Prospectus )) on November 5, 2025, and the related preliminary prospectus supplement on November 6, 2025 (the “Preliminary Prospectus Supplement ) with the SEC for the offering to which this communication relates. Before you invest, you should read the Base Prospectus, the Preliminary Prospectus Supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and the related Preliminary Prospectus Supplement if you request it by e-mailing Keefe, Bruyette & Woods, Inc. at USCapitalMarkets@kbw.com and Janney Montgomery Scott LLC at Prospectus@janney.com. 4 offering overview Issuer: First Financial Bancorp. (NASDAQ: FFBC) Security Offered: Fixed-to-Floating Rate Subordinated Notes Due 2035 Offering Size: $250 Million 1 Expected Security Rating: BBB (stable) by Kroll Bond Rating Agency Format: SEC Registered Term: 10 Years Call: 5 Years General corporate purposes, including the potential redemption Use of Proceeds: of FFBC’s outstanding subordinated notes due 2030 Joint Bookrunners: 1 A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating. 5 presentation contents About First Financial Bancorp Financial Overview Overview of Recent Acquisitions Appendix 6

our franchise $18.6B NASDAQ: FFBC 1 in assets Headquarters: Cincinnati, Ohio Founded: 1863 $11.7B/$14.4B 1 loans / deposits 1 Banking Centers: 127 1 Employees: 1,986 $5.8B 1,2 wealth AUA Market Cap (9/30/25): $2.4B Dividend Yield (9/30/25): 4.0% 2.15% 1 CET1 Ratio: 12.91% 3 3Q Adj. PTPP ROAA Lines of Business Commercial Wealth Management / Affluent C&I, O-CRE, Treasury, Banking ABL, ESOP, Equipment Finance, Bannockburn Global Forex Investment Commercial Real Estate Retail Banking Consumer, Small Business Commercial Finance Oak Street Funding / Franchise Mortgage Banking Summit Funding Group Agile Premium Finance 1 Data as of 9/30/25 and excludes the impact of Westfield Bancorp and BankFinancial acquisitions. 2 Includes brokerage assets under care. 3 Non-GAAP financial measure which management believes facilitates a better understanding of the Company’s financial condition. See Appendix for Non-GAAP reconciliation. 7 key investment highlights

✓ **Proven & sustainable business model for more than 160 years**
- Conservative operating philosophy with 140 consecutive quarters of profitability
- Well managed through past credit cycles

✓ **Premier Midwest franchise with top quartile profitability**
- Top quartile ROA, ROATCE, NIM and fee income as a percentage of revenue[1]

✓ **High quality balance sheet & robust capital position**
- Low loan / deposit ratio and ~13% CET1 ratio as of 9/30/25[2]

✓ **Prudent risk management & credit culture with strong asset quality**
- Top quartile ACL coverage and low NPAs[1]

✓ **Track record of well-executed acquisitions with well-defined M&A strategy**
- Includes both bank and non-bank acquisitions

✓ **Strategically distinct**
- Local banking centered in legacy markets with a focus on growing core deposits
- Sophisticated commercial and wealth banking model that positions us to be the alternative to "Big Banks"
- National strategy that adds diverse fee streams while also complementing our Commercial Bank offerings

✓ **Experienced and proven management team**

[1] Profitability metrics measured against the KBW Nasdaq Regional Bank Index ("KRX") as of or for the quarter ending 9/30/25.
[2] Data as of 9/30/25 and excludes the impact of Westfield Bancorp and BankFinancial acquisitions.

FIRST
first financial bancorp
8
EQUAL OPPORTUNITY LENDER FDIC

a long history of growth 2025 First Financial announces acquisitions of 6 Bank Acquisitions Westfield Bancorp and BankFinancial (Combined assets of ~$3.5B) 4 Non-Bank Acquisitions (Banks – OH/IL) 2024 First Financial acquires 2021 Agile Premium Finance First Financial acquires 2019 (Specialty Lender) Summit Funding Group 2018 1 First Financial acquires $22.1B (Equipment Finance) First Financial acquires Bannockburn Global Forex MainSource Financial Group (Foreign Exchange) 2014 (Total assets of ~$4.6B) First Financial acquires $18.6B 2015 (Bank – IN) $18.6B Insight Bank, First Bexley Bank $17.5B First Financial acquires $17.0B and The Guernsey Bank $16.3B Oak Street Funding $16.0B (Combined assets of ~$700M) (Specialty Lender) (Banks – OH) $14.5B $14.0B $8.9B $8.4B $8.1B $7.2B $6.4B 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Q3'25 Total Assets ($B) 1 Excludes purchase accounting or other balance sheet adjustments. Note: Excludes ~$4 million acquisition of Brady Ware Capital in 2023. 9 a top quartile performer Indicates Indicates Peer Top Quartile Peer Median KRX Constituents FFBC Bottom Top Q3 Quartile Median Quartile Actual ROAA 1.03% 1.25% 1.44% 1.54% Top Quartile ROATCE 13.3% 14.9% 16.9% 19.1% & Diversified Net Interest Margin 3.25% 3.47% 3.80% 4.02% Profitability Noninterest Income / Net Revenue 13.6% 18.1% 22.1% 31.4% Loans + HTM / Deposits 97% 92% 86% 82% Cash + AFS Securities / Assets 14% 16% 21% 22% Liquid Balance ACL / Gross Loans 1.07% 1.22% 1.35% 1.38% Sheet With NPAs / Assets 0.64% 0.50% 0.36% 0.41% Strong Credit and CET1 Ratio 11.2% 12.1% 13.7% 12.9% Capital Total RBC Ratio 14.1% 14.8% 16.0% 15.3% 1 Consolidated CRE / RBC 266% 212% 180% 194% 1 Data for the quarter ending 6/30/25 for comparability purposes. CRE balances per bank regulatory filings. Source: S&P Capital IQ Pro. All data calculated as of or for the quarter ending 9/30/25 unless otherwise noted and excludes the impact of Westfield Bancorp and BankFinancial acquisitions. 10 consistent best-in-class earnings Return on Average Assets Return on Tangible Common Equity Earnings Per Share Growth KRX KRX 1 1 1 FFBC Top Quartile FFBC Top Quartile FFBC KRX Median 1-Year 1.31% 1.26% 23.5% 15.3% 3% 7% ✓ ✓ 83% Percentile Rank 100% Percentile Rank 37% Percentile Rank 3-Year 1.41% 1.23% 23.2% 16.3% 6% 0% ✓ ✓✓ 89% Percentile Rank 100% Percentile Rank 74% Percentile Rank 5-Year 1.33% 1.29% 20.1% 16.0% 8% 6% ✓ ✓✓ 82% Percentile Rank 100% Percentile Rank 60% Percentile Rank 10-Year 1.28% 1.24% 17.6% 14.8% 8% 6% ✓ ✓✓ 84% Percentile Rank 96% Percentile Rank 74% Percentile Rank 1 KRX calculated as the top quartile or median of the current 50 KRX constituents. Source: S&P Capital IQ Pro. All data calculated as of or for the period ending 6/30/25 for comparability purposes. 11 key company brands Diversified financial holding company with comprehensive and innovative solutions for individuals and businesses Specialty lender to Full-service Full suite of Wealth & asset Foreign currency Specialty lender for insurance industry, equipment financing diversified financial management advisory, hedge commercial RIAs, CPAs products for services for analytics, and company customers to finance insurance premiums individuals and individuals and transaction businesses businesses processing for closely held High Yielding and High enterprises Quality Portfolio $18.6 Billion $5.8 Billion 9 Offices $733 Million $1.2 Billion $254 Million Assets Assets Under Care Across the U.S. Leases/Loans Loans Loans $14.4 Billion $31.4 Million $59.8 Million $120 Million $470 Million $540 Million Deposits LTM Revenue LTM Revenue Deposits LTM Originations LTM Originations $368 Million $222 Million $79.9 Million LTM Wealth Advisory LTM Originations LTM Fee Income Sales Note: Data as of or for the period ending 9/30/25 and excludes the impact of Westfield Bancorp and BankFinancial acquisitions. 12 complementary market centric strategies Loans $3.4B / Deposits $2.3B Loans $1.9B / Deposits $5.1B Loans $4.1B / Deposits $6.8B Loans $2.3B / Deposits $0.2B 13 Note: Financial data as of 9/30/25. Greater Cincinnati/Dayton loan and deposit balances include large public fund relationships, special assets, loan marks, and other out of market and corporately held balances.

diversified lines of business Note: Data as of 9/30/25 and excludes the impact of Westfield Bancorp and BankFinancial acquisitions. The number of Trust & Investments and RPS relationships are updated as of 9/30/22. All other data as of 12/31/22. 14 presentation contents About First Financial Bancorp Financial Overview Overview of Recent Acquisitions Appendix 15

3Q 2025 results 140th Consecutive Quarter of Profitability 1 • Net income – $71.9 million or $0.75 per diluted share. Adjusted net income – $72.6 million or $0.76 per diluted share 1 • Return on average assets – 1.54%. Adjusted return on average assets – 1.55% Profitability 1 • Return on average shareholders’ equity – 11.08%. Adjusted return on average shareholders’ equity – 11.19% 1 • Return on average tangible shareholders’ equity – 19.11%. Adjusted return on average tangible shareholders’ equity – 19.29% • Net interest income – $160.5 million 1 • Net interest margin of 3.99% on a GAAP basis; 4.02% on a fully tax equivalent basis 1 • Noninterest income – $73.5 million; $73.6 million as adjusted Income Statement 1 • Noninterest expense – $134.3 million; $133.3 million as adjusted 1 • Efficiency ratio – 57.4%. Adjusted efficiency ratio – 57.0% 1 • Effective tax rate of 20.7%. Adjusted effective tax rate of 20.8% • EOP assets decreased $79.7 million compared to the linked quarter to $18.6 billion • EOP loans decreased $71.6 million compared to the linked quarter to $11.7 billion Balance Sheet • Average deposits increased $157.2 million compared to the linked quarter to $14.5 billion • EOP investment securities increased $34.6 million compared to the linked quarter • Provision expense – $9.1 million • Net charge-offs – $5.2 million. NCOs / Avg. Loans – 0.18% annualized • Classified Assets / Total Assets – 1.18% Asset Quality • NPA / Total Assets – 0.41% • ACL / Total Loans – 1.38% • Total capital ratio – 15.32% • Tier 1 common equity ratio – 12.91% Capital 1 • Tangible common equity ratio – 8.87%. Adjusted tangible common equity ratio – 10.15% • Tangible book value per share – $16.19 1 Non-GAAP financial measure which management believes facilitates a better understanding of the Company’s financial condition. See Appendix for Non-GAAP reconciliation. 16 consistent & high levels of profitability Diluted EPS Return on Average Assets $0.76 $0.74 $0.71 1.55% 1.54% $0.67 1.47% $0.63 1.42% 1.33% $0.75 $0.73 $0.68 1.52% 1.54% 1.41% $0.55 $0.54 1.17% 1.13% 3Q24 4Q24 1Q25 2Q25 3Q25 3Q24 4Q24 1Q25 2Q25 3Q25 1 1 ROAA Adjusted ROAA Diluted EPS Adjusted EPS 1 Return on Avg Tangible Common Equity Adjusted Pre-tax, Pre-Provision Earnings 2.15% 19.77% 19.90% 19.76% 2.03% 2.14% 19.29% 2.00% 17.80% 1.85% $100.7 19.61% $98.5 19.08% 19.11% $93.2 $89.7 $83.7 16.29% 15.16% 3Q24 4Q24 1Q25 2Q25 3Q25 3Q24 4Q24 1Q25 2Q25 3Q25 1 1 1 ROATCE Adjusted ROATCE Pre-tax, pre-provision earnings Pre-tax, pre-provision ROAA 1 Non-GAAP financial measure which management believes facilitates a better understanding of the Company’s financial condition. See Appendix for Non-GAAP reconciliation. 17 diversified & growing fee revenues Noninterest Income 3Q25 Highlights Total $73.5 million 1 • Adjusted noninterest income 31% of net revenue • Foreign exchange income of $16.7 million; Other Mortgage increased $2.9 million, or 21.1% from linked $8.4 banking quarter 11% $6.8 9% • Mortgage banking income of $6.8 million; Service Charges increased $0.1 million, or 2.2% from linked $7.8 11% quarter Leasing business • Leasing business income of $21.0 million; $21.0 Wealth Mgmt increased $0.2 million, or 1.0% from the linked 29% $7.4 quarter 10% • Other income of $8.4 million; increased $2.8 Bankcard $3.6 million, or 50.1% from the linked quarter 5% Foreign exchange $16.7 23% Client derivative fees $1.9 2% 1 $73.6 million as adjusted 1 Non-GAAP financial measure which management believes facilitates a better understanding of the Company’s financial condition. See Appendix for Non-GAAP reconciliations. All dollars shown in millions 18 net interest income & margin 1 Net Interest Income Net Interest Margin (FTE) $160.5 4.08% 4.05% $158.3 4.02% $155.6 3.94% $154.4 $5.1 0.10% 3.88% 0.10% $4.0 0.13% $3.8 $149.3 0.12% $4.7 0.08% $3.1 3.98% 3.95% 3.89% 3.82% 3.80% $155.4 $154.3 $151.8 $149.7 $146.2 3Q24 4Q24 1Q25 2Q25 3Q25 Basic Margin (FTE) Loan Fees 3Q24 4Q24 1Q25 2Q25 3Q25 1 3Q25 NIM (FTE) Progression Basic NII Loan Fees 2Q25 4.05% Asset yields/mix -0.02% Funding costs/mix -0.01% 3Q25 4.02% 1 Non-GAAP financial measure which management believes facilitates a better understanding of the Company’s financial condition. See Appendix for Non-GAAP reconciliation. All dollars shown in millions 19 attractive deposit portfolio Deposit Product Mix (Avg) 3Q25 Average Deposit Progression Noninterest-bearing -$11.9 Total $14.5 billion Interest-bearing demand $38.3 Savings -$9.9 Public Funds Noninterest- $2,009 Money Market $106.4 bearing 14% $3,002 Retail CDs $10.3 21% Brokered Brokered Deposits $165.8 Deposits $1,416 Public Funds -$141.8 10% Interest-bearing Total growth/(decline): demand $157.2 million $1,786 Retail CDs 12% $1,968 Uninsured Deposits 13% Savings Uninsured deposits (per call report instructions) $ 6,073 $994 Less: Public funds 1,766 7% Less: Intercompany deposits 556 Money Market Adjusted uninsured deposits 3,751 $3,337 23% Borrowing capacity 5,303 Borrowing capacity in excess of adjusted uninsured deposits $ 1,552 Q3 2025 Cost of Total Deposits: 2.13% Borrowing capacity as a % of adjusted uninsured deposits 141.4% Adjusted uninsured deposits to total deposits 26.0% All dollars shown in millions 20 high quality loan portfolio Loan LOB Mix (EOP) Net Loan Change-LOB (Linked Quarter) Agile ICRE Total $11.7 billion -$37.7 $254 2% Commercial & Small Business Banking -$29.9 Summit Consumer $959 Oak Street $1,090 -$46.5 8% 9% Mortgage Summit $28.2 $1,606 14% Agile -$2.2 Oak Street $733 Consumer $24.9 6% Mortgage -$8.4 Total growth/(decline): ($71.6) million ICRE NDFI Exposure Commercial & $3,583 Small Business 31% Banking • Total balance of $434 million (4% of loans) $3,490 30% • Diversified, conservatively managed and anchored in high investment grade tier with no adversely rated credit Q3 2025 Yield on Loans: 6.88% • $305 million (70%) of portfolio consists of traditional REITs with $7 million average loan size • $74 million (17%) of portfolio consists of securitizations with $10 million average loan size All dollars shown in millions 21 diversified & granular commercial portfolio

C&I and Owner Occupied CRE Loans by Sector[1]

NAICS Sector	9/30/25	% of Total Loans
Finance and Insurance	$1,134.4	9.7%
Manufacturing	539.6	4.6%
Construction	379.1	3.2%
Real Estate and Rental and Leasing	346.0	3.0%
Professional, Scientific, and Technical Services	289.6	2.5%
Health Care and Social Assistance	282.0	2.4%
Accommodation and Food Services	254.3	2.2%
Retail Trade	235.3	2.0%
Wholesale Trade	213.1	1.8%
Agriculture, Forestry, Fishing and Hunting	163.7	1.4%
Transportation and Warehousing	142.8	1.2%
Administrative and Support and Waste Managemer	141.2	1.2%
Other Services (except Public Administration)	118.4	1.0%
Arts, Entertainment, and Recreation	77.0	0.7%
Information	63.9	0.5%
Public Administration	59.3	0.5%
Utilities	33.0	0.3%
Educational Services	28.2	0.2%
Management of Companies and Enterprises	26.4	0.2%
Mining, Quarrying, and Oil and Gas Extraction	13.9	0.1%
Other	4.8	0.0%
Grand Total	**$4,546.1**	**38.8%**

[1] Excludes Agile Premium Finance

Investor CRE Loans by Property Type

Property Type	9/30/25	% of Total Loans
Residential Multi Family 5+	$1,342.2	11.5%
Retail Property	809.6	6.9%
Industrial	415.8	3.5%
Office	366.7	3.1%
Hospital/Nursing Home	256.6	2.2%
Hotel	135.6	1.2%
Land	107.5	0.9%
Residential 1-4 Family	87.8	0.7%
Other Real Estate	48.5	0.4%
Self Storage	11.7	0.1%
Agriculture	0.4	0.0%
Other	0.0	0.0%
Grand Total	**$3,582.5**	**30.6%**

Q3 2025 CRE / Consolidated Risk Based Capital: 186%[1]

[1] CRE balances per bank regulatory filings. Ratio excludes the impact of Westfield Bancorp and BankFinancial acquisitions.
All dollars shown in millions

first financial bancorp

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EQUAL OPPORTUNITY LENDER FDIC

strong credit quality & highly disciplined credit risk management Classified Assets / Total Assets Nonperforming Assets / Total Assets 1.21% 1.18% 1.16% 1.15% 1.14% $224.1 0.41% $218.8 0.41% $214.3 $213.4 $206.2 0.36% 0.36% 0.32% $77.1 $76.1 $66.0 $65.5 $59.8 3Q24 4Q24 1Q25 2Q25 3Q25 3Q24 4Q24 1Q25 2Q25 3Q25 NPAs NPAs / Total Assets Classified Assets Classified Assets / Total Assets 1 Net Charge Offs & Provision Expense 0.40% 0.36% 0.25% 0.21% 0.18% $11.7 $10.6 $9.4 $10.5 $9.8 $9.1 $8.7 $7.3 $5.2 $6.0 3Q24 4Q24 1Q25 2Q25 3Q25 NCOs Provision Expense NCOs / Average Loans 1 Provision includes both loans & leases and unfunded commitments All dollars shown in millions 23 strongly reserved ACL / Total Loans 3Q25 Highlights • $179.5 million combined ACL; $9.1 1.38% 1.37% 1.33% 1.33% 1.34% million combined provision expense $179.5 $176.0 $175.7 $173.7 $171.9 • $161.9 million ACL – loans and leases; $17.6 $17.1 $17.1 $16.9 $16.4 1.38% of loan balances $161.9 $158.8 $158.5 $156.8 $155.5 • Utilized Moody’s September baseline forecast in quantitative model • $17.6 million ACL – unfunded 3Q24 4Q24 1Q25 2Q25 3Q25 commitments ACL-loans and leases ACL-unfunded commitments ACL / Total Loans All dollars shown in millions 24 ample sources of liquidity Investment Portfolio Composition (by amortized cost) Cash/Investment Liquidity Interest-bearing deposits with other banks of $565 Am. Cost: $3.7B• million Duration: 4.3 Yrs • Investment securities portfolio: • 98.0% of investment portfolio classified as available- for-sale Muni • $727.6 million of expected cash flow from securities CMOs 17% portfolio in next 12 months 16% • $343.1 million of floating rate securities with minimal ABS losses 15% RMBS - Comm. 9%• Portfolio duration of 4.3 years at September 30, 2025 Other Borrowing Capacity 5% MBS - Resi. 36% FHLB borrowing availability $ 1,131,632 U.S. Government 2% 862,800 Fed Discount Window availability Brokered CDs/Deposit placement services 2,323,756 Fed funds 985,000 Total as of September 30, 2025 $ 5,303,189 Note: Data as of or for the period ending 9/30/25. All dollars shown in thousands. 25 solid capital base

Tier 1 Common Equity Ratio


12.04%
12.16%
12.29%
12.57%
12.91%
11.38%
7.00%
3Q24
4Q24
1Q25
2Q25
3Q25
3Q25 (Pro forma) 1
Tier 1 Common Equity Ratio
Basel III minimum

Tier 1 Capital Ratio


12.37%
12.48%
12.61%
12.89%
13.23%
11.38%
8.50%
3Q24
4Q24
1Q25
2Q25
3Q25
3Q25 (Pro forma) 1
Tier 1 Capital Ratio
Basel III minimum

Total Capital Ratio


Consolidated CRE / RBC ratio2
209%
206%
200%
194%
186%
186%3
14.58%
14.64%
14.90%
14.98%
15.32%
14.45%
10.50%
3Q24
4Q24
1Q25
2Q25
3Q25
3Q25 (Pro forma) 1
Total Capital Ratio
Basel III minimum

Tangible Common Equity Ratio


7.98%
9.34%
7.73%
9.39%
8.16%
9.62%
8.40%
9.81%
8.87%
10.15%
7.50%
8.58%
3Q24
4Q24
1Q25
2Q25
3Q25
3Q25 (Pro forma) 1
TCE Ratio
Adjusted TCE Ratio4

9/30 Risk Weighted Assets = $14,166,935

[1] Pro forma includes estimated impact of Westfield Bancorp and BankFinancial acquisitions consistent with merger assumptions as detailed on pages 39 and 40, $250 million subordinated debt offering and the redemption of $150 million of existing FFBC subordinated debt.

[2] CRE balances per bank regulatory filings.

[3] Includes sale of BankFinancial's entire multifamily portfolio.

[4] Non-GAAP financial measure which management believes facilitates a better understanding of the Company's financial condition. See Appendix for Non-GAAP reconciliation. Adjusted TCE excludes impact from AOCI.

FIRST
first financial bancorp

26

EQUAL OPPORTUNITY LENDER FDIC

presentation contents About First Financial Bancorp Financial Overview Overview of Recent Acquisitions Appendix 27

overview of Westfield Bancorp Consolidated Financial Highlights as of September 30, 2025 $2.1B Headquarters: Westfield Center, OH in assets Branches: 7 Active (1 Pending) $1.7B 1 Employees: 180 in loans • Westfield Bancorp, the holding company for Westfield Bank, FSB (“Westfield Bank”), is 100% owned by Ohio $1.8B Farmers Insurance Company (“OFIC”) (d/b/a Westfield), in deposits a mutual insurance company founded in 1848. • Westfield is a global leader in property and casualty insurance and underwrites commercial, personal surety, and specialty lines of coverage 11.9% through its network of leading independent agents TCE / TA and brokers across the united States. Westfield Bank Lines of Business 3.23% • Commercial Banking / Treasury Management YTD NIM • Agency Banking and Premium Finance • Registered Investment Advisor Banking • Consumer - Retail• Consumer - Mortgage $14.5MM YTD Net Income• Private Banking Source: S&P Capital IQ Pro and Westfield Bancorp documents. Data as of or for the period ended 9/30/25. 1 Represents full-time employees at Westfield Bank, FSB. 28 transaction highlights Strategically Compelling Financially Attractive Low Integration Risk • Accelerates entry into • Expected enhanced pro forma • Adds $2.1 billion in assets, Northeast Ohio. earnings per share. 10% of pro forma assets. • Provides attractive deposit • Pay-to-trade ratio of just 0.87x. • Low credit risk profile with base, branch network and minimal charge-offs. commercial client base in a market with limited acquisition • Strong cultural alignment, targets. community centric, deep • Adds talented staff in Retail, expertise in Commercial and Commercial, Mortgage and Specialty Business Lines. Private Banking. • Adds talent, loans and • Complementary credit culture deposits in Specialty Business and credit administration. Lines that match current lines (Premium Finance, Insurance Agency and RIA Banking). • Highly efficient branch network with average deposits 1 per branch >$250 million . Source: S&P Capital IQ Pro. 1 Based on Westfield Bancorp’s $1.8 billion in total deposits as of September 30, 2025, divided by seven branches. 29 overview of BankFinancial

Overview of BankFinancial

Total Assets	$1.5Bn
Total Deposits	$1.2Bn
Headquarters	Burr Ridge, Illinois
Chairman & Chief Executive Officer	Morgan Gasior
Year Founded	1924
Branches	18 Full-Service Retail Branches
Ticker	BFIN (NASDAQ-Listed)

Key franchise highlights

1. Attractive low cost, core deposit franchise
2. Significant scarcity value in Chicago MSA
3. Strong capitalization and excess liquidity profile
4. Limited borrowings and no brokered deposits
5. Robust credit quality and underwriting philosophy

Financial summary

Balance Sheet & Capital (As of 3Q'25 Unless Otherwise Stated, %)	
Cash & Securities / Assets	43
Loan / Deposit Ratio	62
Non-Time Deposit Composition	79
TCE / TA	10.8
CET1 Ratio	21.1
NCOs / Avg. Loans (MRQ, annualized)	0.05
Profitability – (3Q'25, %)	
Return on Avg. Assets	0.65
Net Interest Margin	3.20
Efficiency Ratio	81
Fee Income Ratio	13

Loan & Deposit composition

Loan composition



Consumer 0%
1-4 Family 2%
Commercial Finance 7%
Equipment Finance 14%
Non-Res. RE 13%
Multifamily 64%

Loans: $0.8Bn
Yield on Loans: 5.30%[1]

Deposit composition



Noninterest Bearing 18%
Interest Bearing Checking 24%
Certificates of Deposit 21%
Savings 13%
Money Market 24%

Deposits: $1.2Bn
Cost of Deposits: 1.52%[1]

Note: Consolidated financial data as of 3Q'25.
[1] Per call report for the quarter ended 9/30/25.

FIRST
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transaction highlights

Strategically expands presence in economically robust Chicago market with strong core deposit franchise	✓ Acquisition of a low cost, granular core deposit franchise with $1.5Bn of assets and +100 year presence in Chicago market ✓ Complementary to existing Northwest Indiana presence, Chicago Commercial LPO, Agile Premium Finance headquarters and Bannockburn FX office ✓ Well-priced expansion opportunity at 0.91x Price / TBV and (1.2)% Core Deposit Premium
Financially attractive with expected enhanced financial benefits	✓ Expected enhanced pro forma earnings per share ✓ Expected robust pro forma profitability
Significant excess capital and liquidity – incremental excess funding capacity expected to be created with efficient balance sheet repositioning	✓ Ability to leverage BankFinancial's significant excess capital and liquidity for future growth ✓ Expected to reposition BankFinancial's entire multifamily loan portfolio post-closing to create incremental funding capacity and efficiently remix assets ✓ Expected balance sheet and capital to improve on a pro forma basis
Consistent operating philosophies drives low execution risk	✓ Proven strong credit culture and risk management practices ✓ Low execution risk given relative size ✓ Limited resource requirement will not disrupt internal initiatives or the consideration of other strategic opportunities

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pro forma loan & deposit composition

Loans / **Deposits**

first financial bancorp



Multifam.
8%
NOO CRE
17%
C&I
27%
OO CRE
9%
$11.7B
Resi.
21%
CLD
6%
Other
11%
Consumer
1%

Q3 Yield on Loans: 6.88%



MMDA + Savings
56%
$14.6B
CDs <$100k
14%
Demand
20%
CDs ≥$100k
8%
2%

Q3 Cost of Deposits: 2.13%

Q3 Loans / Dep.: 81%

WESTFIELD BANK



Multifam.
3%
NOO CRE
9%
OO CRE
12%
C&I
35%
$1.6B
Resi.
28%
Consumer
6%
CLD
4%
Other
3%

Q3 Yield on Loans: 6.09%



MMDA + Savings
71%
$1.8B
CDs <$100k
5%
CDs ≥$100k
16%
Other Trans. Accts
1%
Demand
7%

Q3 Cost of Deposits: 2.20%

Q3 Loans / Dep.: 87%

BankFinancial

Plan to Reposition BankFinancial's Entire Multi. Portfolio Post-Closing



Multifam.
63%
$0.8B
C&I
22%
NOO CRE
11%
OO CRE
2%
Resi.
2%

Q3 Yield on Loans: 5.30%



MMDA + Savings
71%
$1.3B
CDs <$100k
9%
CDs ≥$100k
11%
Other Trans Accts
3%
Demand
6%

Q3 Cost of Deposits: 1.52%

Q3 Loans / Dep.: 61%

Pro Forma



Multifam.
7%
NOO CRE
16%
C&I
29%
OO CRE
9%
$13.6¹
(ex. BFIN Multi.)
Resi.
22%
CLD
5%
Other
10%
Consumer
2%

Q3 Yield on Loans: 6.76%



MMDA + Savings
59%
$17.7B
CDs <$100k
13%
Demand
18%
CDs ≥$100k
9%
1%

Q3 Cost of Deposits: 2.09%

Q3 Loans / Dep.: 77%[1]

first financial bancorp

Source: S&P Capital IQ Pro

Note: Financial data as of September 30, 2025, per bank-level regulatory filings; pro forma excludes purchase accounting adjustments.

[1] Pro forma loan pie and loan / deposit ratio includes sale of BankFinancial's entire multifamily portfolio for illustrative purposes.

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presentation contents About First Financial Bancorp Financial Overview Overview of Recent Acquisitions Appendix 33

our management team

Archie Brown
President & Chief Executive Officer

17	42
Yrs at FFBC	Yrs in Banking

Jamie Anderson
Chief Financial & Operating Officer

25	25
Yrs at FFBC	Yrs in Banking

Karen Woods
EVP, GC & Chief Administrative Officer

9	30
Yrs at FFBC	Yrs in Banking / Law

Bill Harrod
Chief Credit Officer

10	34
Yrs at FFBC	Yrs in Fin. Serv.

Rick Dennen
Chief Corporate Banking Officer

10	22
Yrs at FFBC	Yrs in Banking

Greg Harris
Pres., Wealth Mgmt. & Affluent Banking

16	35
Yrs at FFBC	Yrs in Fin. Serv.

Mandy Neeley
EVP, Chief Cons. Banking & Strategy Officer

22	22
Yrs at FFBC	Yrs in Banking

James Shank
Chief Internal Auditor

6	21
Yrs at FFBC	Yrs in Fin. Serv.

Matt Reckman
Chief Commercial Banking Officer

10	23
Yrs at FFBC	Yrs in Banking

FIRST
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consolidated financial highlights

($000 except per share data)	Year Ended December 31,					Quarter Ended,		
	2020	2021	2022	2023	2024	3/31/25	6/30/25	9/30/25
Summary Balance Sheet:								
Total Assets	$15,973,134	$16,329,141	$17,003,316	$17,532,900	$18,570,261	$18,455,067	$18,634,255	$18,554,506
Loans Held for Investment	9,900,970	9,288,299	10,298,971	10,933,176	11,761,778	11,724,130	11,786,196	11,714,551
Deposits	12,232,003	12,871,954	12,701,177	13,360,797	14,329,138	14,196,956	14,369,993	14,433,448
Loans Held for Investment / Deposits	80.9%	72.2%	81.1%	81.8%	82.1%	82.6%	82.0%	81.2%
Profitability:								
Return on Average Assets	1.00%	1.28%	1.33%	1.51%	1.29%	1.13%	1.52%	1.54%
Return on Average Equity	7.02%	9.08%	10.34%	12.01%	9.78%	8.46%	11.16%	11.08%
Net Interest Margin (FTE)	3.51%	3.31%	3.77%	4.40%	4.05%	3.88%	4.05%	4.02%
Efficiency Ratio	60.5%	64.3%	64.2%	56.9%	62.2%	63.9%	56.9%	57.4%
Noninterest Income / Net Revenue	29.3%	27.5%	26.8%	25.3%	26.8%	25.5%	30.1%	31.4%
Net Income	$155,810	$205,160	$217,612	$255,863	$228,830	$51,293	$69,996	$71,923
Diluted EPS	$1.59	$2.14	$2.30	$2.69	$2.40	$0.54	$0.73	$0.75
Asset Quality:								
NPAs / Assets	0.56%	0.37%	0.23%	0.38%	0.36%	0.32%	0.41%	0.41%
Reserves / Total Loans	1.77%	1.42%	1.29%	1.29%	1.33%	1.33%	1.34%	1.38%
NPLs / Total Loans	0.89%	0.65%	0.38%	0.60%	0.56%	0.51%	0.65%	0.65%
NCOs / Avg. Loans	0.14%	0.26%	0.06%	0.33%	0.30%	0.36%	0.21%	0.18%
Capital Ratios:								
CET1 Ratio	11.8%	10.9%	10.8%	11.7%	12.2%	12.3%	12.6%	12.9%
Leverage Ratio	9.6%	8.7%	8.9%	9.7%	10.0%	10.0%	10.3%	10.5%
Tier 1 Capital Ratio	12.2%	11.2%	11.2%	12.1%	12.5%	12.6%	12.9%	13.2%
Total Capital Ratio	15.6%	14.1%	13.1%	14.3%	14.6%	14.9%	15.0%	15.3%

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markets of operation

53% of deposits in Ohio / 35% in Indiana / 8% in Illinois / 4% in Kentucky

FFBC's Top 15 MSAs	FFBC Rank	FFBC Branches	FFBC Deposits in Mkt. ($M)	% of Franchise	FFBC Mkt. Share (%)	Proj. Pop. Growth '26 - '31	Current Median HHI ($)	Proj. HHI Growth '26 - '31
Cincinnati, OH-KY-IN	4	46	$6,420	36.4%	3.4%	2.2%	$86,043	10.0%
Chicago-Naperville-Elgin, IL-IN	22	27	2,336	13.3%	0.4%	0.5%	97,107	13.1%
Indianapolis-Carmel-Greenwood, IN	14	9	1,106	6.3%	1.2%	3.4%	87,303	11.8%
Cleveland, OH	13	3	1,045	5.9%	0.8%	(0.6%)	75,211	14.4%
Columbus, IN	1	6	877	5.0%	48.3%	2.3%	87,714	12.4%
Dayton-Kettering-Beavercreek, OH	7	8	684	3.9%	4.4%	0.9%	74,695	11.9%
Louisville/Jefferson County, KY-IN	13	9	532	3.0%	1.2%	2.6%	76,858	11.1%
Bloomington, IN	3	2	499	2.8%	13.6%	(0.5%)	66,038	6.7%
Celina, OH	2	3	464	2.6%	22.3%	0.3%	90,809	9.8%
Columbus, OH	17	4	442	2.5%	0.4%	3.7%	85,666	9.5%
Akron, OH	11	2	414	2.3%	2.2%	0.0%	77,357	13.7%
Greensburg, IN	1	3	231	1.3%	30.3%	(0.5%)	85,008	9.6%
Madison, IN	2	3	222	1.3%	36.0%	(1.0%)	69,814	10.4%
Canton-Massillon, OH	11	1	170	1.0%	1.6%	(0.5%)	69,725	8.3%
Seymour, IN	3	1	151	0.9%	12.1%	2.7%	80,977	8.4%
FFBC Weighted Average Franchise						**1.4%**	**83,678**	**11.0%**

Source: S&P Capital IQ Pro. Market share data as of 6/30/25 and is pro forma for pending or recently completed transactions.

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Kroll ratings as of October 3, 2025

FFBC's Kroll ratings reflect an overall strong credit profile

Entity	Type	Rating[1]	Outlook
First Financial Bancorp.			
	Senior Unsecured Debt	BBB+	Stable
	Subordinated Debt	BBB	Stable
	Short-Term Debt	K2	N/A
First Financial Bank			
	Deposit	A-	Stable
	Senior Unsecured Debt	A-	Stable
	Subordinated Debt	BBB+	Stable
	Short-Term Deposit	K2	N/A
	Short-Term Debt	K2	N/A

Subordinated Debt Maturity Profile								
Term / Structure	Entity	Rank	Maturity Date	Call Date	Amount ($000)	Front-End Coupon	Back-End Coupon	Current Coupon
10 yr NC 5	HoldCo	Subordinated	5/15/2030	5/15/2025	$150,000	5.25%	SOFR + 509bps	SOFR + 509bps

80% of balance currently receiving Tier 2 capital treatment

Source: Kroll Bond Rating Agency.
[1] Kroll Ratings Scale: https://www.kbra.com/understanding-ratings/rating-scales/long-term-credit-rating

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historical interest coverage

(dollars in millions)	For the Twelve Months Ended				Standalone FFBC Nine Months Ended	Pro Forma Nine Months Ended[1]	Offering + Pro Forma Nine Months Ended[2]	
	12/31/21	12/31/22	12/31/23	12/31/24	9/30/25	9/30/25	9/30/25	
Double Leverage								
Investment in Bank Subsidiary	$2,447	$2,161	$2,334	$2,414	$2,528	$2,883	$2,883	
Consolidated Equity	2,259	2,041	2,268	2,438	2,632	2,804	2,804	
Double Leverage Ratio	108%	106%	103%	99%	96%	103%	103%	
Interest Coverage								
Earnings:								
Income From Continuing Operations Before Taxes	$241	$242	$319	$268	$242	$263	$261	
(+) Short-term Borrowings Interest (FHLB, Fed Funds & Repos)	0	19	53	39	20	23	23	
(+) Long-term Borrowings Interest (inc. TruPS & Sub Debt)	16	19	20	20	17	18	10	
(+) Subordinated Debt Interest Attributable to $250MM Raise	-	-	-	-	-	-	13	
Earnings (Before Corporate Debt Interest)	$257	$280	$392	$327	$279	$304	$307	A
(+) Interest on Deposits	14	28	202	331	232	276	276	
Earnings (Before Corporate Debt & Deposit Interest)	$271	$308	$594	$658	$511	$580	$583	B
Interest Expense:								
Short-term Borrowings Interest (FHLB, Fed Funds & Repos)	$0	$19	$53	$39	$20	$23	$23	
Long-term Borrowings Interest (inc. TruPS & Sub Debt)	16	19	20	20	17	18	10	
Subordinated Debt Interest Attributable to $250MM Raise	-	-	-	-	-	-	13	
Interest Expense, Excluding Interest on Deposits	16	38	73	59	37	41	46	C
Interest on Deposits	14	28	202	331	232	276	276	
Interest Expense, Including Interest on Deposits	30	66	275	390	269	317	322	D
Interest Coverage (Excluding Deposit Interest Expense) - A / C	**16.1x**	**7.4x**	**5.4x**	**5.5x**	**7.5x**	**7.4x**	**6.7x**	
Interest Coverage (Including Deposit Interest Expense) - B / D	**9.0x**	**4.7x**	**2.2x**	**1.7x**	**1.9x**	**1.8x**	**1.8x**	

[1] Pro forma includes estimated impact of Westfield Bancorp and BankFinancial acquisitions consistent with merger assumptions as detailed on pages 39 and 40 and excludes the impact of the contemplated offering and redemption. Additionally assumes a $110.0 million dividend up from First Financial Bank.

[2] Pro forma includes estimated impact of Westfield Bancorp and BankFinancial acquisitions consistent with merger assumptions as detailed on pages 39 and 40, $250 million subordinated debt offering and the redemption of $150 million of existing FFBC subordinated debt. Additionally assumes a $110.0 million dividend up from First Financial Bank.

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key transaction assumptions
Westfield Bancorp

Earnings, Synergies and Cost Savings	• Net income for FFBC based on consensus analyst estimates • Net income for Westfield Bancorp based on FFBC management estimates • Cost savings of ~40% of Westfield Bancorp's noninterest expense base (75% realized in 2026, 100% thereafter) • No incremental Durbin impact, as OFIC is over the $10 billion asset threshold • Revenue synergies identified and are expected but not modeled

Loan and Credit Marks	• Gross loan credit mark of $18.9 million or 1.1% of Westfield Bancorp's total loans
	  ◦ $8.5 million (~45%) allocated to purchase credit deteriorated (PCD) loans
	  ◦ $10.4 million (~55%) allocated to non-PCD loans (accreted into earnings over five years, straight-line method)
	  ◦ Assumes a day two CECL reserve on the non-PCD credit mark equal to the non-PCD loan mark (CECL "double-count")
	• Loan interest rate mark of $56.7 million pre-tax, or 3.3% of Westfield Bancorp's projected gross loan balance at closing (accreted into earnings over five years, sum-of-years-digits)

Transaction Expenses	• Pre-tax one-time expenses of $23.0 million fully reflected in projected tangible book value per share at closing • An incremental $875,000 of capitalized expense is associated with branch renovations (depreciated over 10 years, straight-line) • Assumes a fixed asset write-down of $2.5 million with depreciation reduced straight-line over 20-years
Intangibles and Other	• Core deposit intangible of 3.0% of Westfield Bancorp's core deposits (amortized over 10 years, sum-of-years-digits) • Westfield Bancorp's pre-tax loss on AFS securities of $25.0 million accreted through earnings over four years, straight-line • Other pre-tax fair value adjustments totaling approximately $0.4 million amortized based on estimated remaining life

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key transaction assumptions
BankFinancial

Key Merger Assumptions	• **Cost Savings** – Approximately 45% of BankFinancial's annual operating expense – 75% phase-in during 2026 and 100% in 2027 and thereafter • **One-Time Merger Expenses** – $25 million pre-tax; fully reflected in pro forma impacts at closing • **Core Deposit Intangible** – 3.50% of BankFinancial's non-time deposits – Amortized over 10 years using sum-of-years digits method
Fair Value Adjustments	• **Loan Credit Mark** – 1.9% of BankFinancial's total loans – Analysis shown with and without CECL "double-count"; credit mark composition of 50% purchase credit deteriorated (PCD) / 50% Non-PCD with CECL "double-count" – Additional write-down assumed on equipment leases • **Loan Interest Rate FMV Adjustment** – $39 million estimated at close, or 4.9% of loans – Accreted into earnings over 7 years using sum-of-years-digits method • **Other Interest Rate FMV Adjustments** – Approximately $1 million
Other	• **Multifamily Loan Repositioning** – Expected disposition of entire ~$500 million BankFinancial multifamily loan portfolio post closing to create incremental funding capacity • **Securities Repositioning** – Assumes repositioning of entire BankFinancial securities portfolio post closing • **Durbin Interchange Revenue Impact** – Estimated approx. $0.4 million annual impact • **Incremental Deposit Rate Adjustment** – Assumes more competitive deposit rates on certain products

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Non-GAAP measures The Company’s Investor Presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments and to provide an additional measure of performance. We believe this information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any given period. For a reconciliation of the differences between the non-GAAP financial measures and the most comparable GAAP measures, please refer to the following reconciliation tables. to GAAP Reconciliation 41 appendix: non-GAAP to GAAP reconciliation Net interest income and net interest margin - fully tax equivalent Three months ended Sep. 30, June 30, Mar. 31, Dec. 31, Sep. 30, 2025 2025 2025 2024 2024 Net interest income $ 1 60,486 $ 1 58,269 $ 1 49,296 $ 1 54,399 $ 155,560 Tax equivalent adjustment 1,248 1,246 1,213 1,274 1,362 Net interest income - tax equivalent $ 1 61,734 $ 159,515 $ 1 50,509 $ 1 55,673 $ 156,922 Average earning assets $ 15,968,153 $ 1 5,814,576 $ 1 5,752,132 $ 1 5,714,676 $ 15,292,378 1 Net interest margin 3.99% 4.01% 3.84% 3.91% 4.05% 1 Net interest margin (fully tax equivalent) 4.02% 4.05% 3.88% 3.94% 4.08% 1 Margins are calculated using net interest income annualized divided by average earning assets. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 21% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons. All dollars shown in thousands 42 appendix: non-GAAP to GAAP reconciliation Additional non-GAAP ratios Three months ended, Sep. 30, June 30, Mar. 31, Dec. 31, Sep. 30, (Dollars in thousands, except per share data) 2025 2025 2025 2024 2024 Net income (a) $ 71,923 $ 69,996 $ 51,293 $ 64,885 $ 52,451 Average total shareholders' equity 2,575,203 2,515,747 2,457,785 2,441,045 2,371,125 Less: Goodwill (1,007,656) (1,007,656) (1,007,656) (1,007,658) (1,007,654) Other intangibles (74,448) (76,076) (78,220) (80,486) (82,619) Average tangible equity (b) 1,493,099 1,432,015 1,371,909 1,352,901 1,280,852 Total shareholders' equity 2,631,855 2,558,155 2,501,235 2,438,041 2,450,438 Less: Goodwill (1,007,656) (1,007,656) (1,007,656) (1,007,656) (1,007,656) Other intangibles (73,797) (75,458) (77,002) (79,291) (81,547) Ending tangible common equity (c) 1,550,402 1,475,041 1,416,577 1,351,094 1,361,235 Less: AOCI (223,000) (246,384) (253,888) (289,799) (232,262) Adjusted ending tangible common equity (d) 1,773,402 1,721,425 1,670,465 1,640,893 1,593,497 Total assets 1 8,554,506 18,634,255 18,455,067 1 8,570,261 18,146,332 Less: Goodwill (1,007,656) (1,007,656) (1,007,656) (1,007,656) (1,007,656) Other intangibles (73,797) (75,458) (77,002) (79,291) (81,547) Ending tangible assets (e) 17,473,053 17,551,141 17,370,409 1 7,483,314 17,057,129 Risk-weighted assets (f) 1 4,166,935 14,129,683 14,027,274 1 4,059,215 13,800,728 Total average assets 1 8,566,188 1 8,419,437 18,368,604 18,273,419 17,854,191 Less: Goodwill (1,007,656) (1,007,656) (1,007,656) (1,007,658) (1,007,654) Other intangibles (74,448) (76,076) (78,220) (80,486) (82,619) Average tangible assets (g) $ 1 7,484,084 $ 17,335,705 $ 17,282,728 $ 1 7,185,275 $ 16,763,918 Ending shares outstanding (h) 95,757,250 95,760,617 9 5,730,353 95,494,840 9 5,486,317 Ratios Return on average tangible shareholders' equity (a)/(b) 19.11% 19.61% 15.16% 19.08% 16.29% Ending tangible common equity as a percent of: Ending tangible assets (c)/(e) 8.87% 8.40% 8.16% 7.73% 7.98% Risk-weighted assets (c)/(f) 10.94% 10.44% 10.10% 9.61% 9.86% Adjusted ending tangible common equity to ending tangible assets (d)/(e) 10.15% 9.81% 9.62% 9.39% 9.34% Average tangible equity as a percent of average tangible assets (b)/(g) 8.54% 8.26% 7.94% 7.87% 7.64% Tangible book value per share (c)/(h) $ 16.19 $ 15.40 $ 14.80 $ 14.15 $ 14.26 All dollars shown in thousands 43 appendix: non-GAAP to GAAP reconciliation Additional non-GAAP measures 3Q25 2Q25 1Q25 4Q24 (Dollars in thousands, except per share data) As Reported Adjusted As Reported Adjusted As Reported Adjusted As Reported Adjusted Net interest income (f) $ 1 60,486 $ 160,486 $ 1 58,269 $ 158,269 $ 149,296 $ 149,296 $ 1 54,399 $ 154,399 Provision for credit losses-loans and leases (j) 8,612 8,612 9 ,084 9,084 9 ,141 9,141 9 ,705 9,705 Provision for credit losses-unfunded commitments (j) 453 453 718 718 (441) (441) (273) (273) Noninterest income 7 3,525 73,525 6 8,063 68,063 51,083 51,083 69,854 69,854 less: gains (losses) on security transactions (42) 242 (9,948) 143 Total noninterest income (g) 7 3,525 73,567 6 8,063 67,821 5 1,083 61,031 69,854 69,711 Noninterest expense 1 34,269 134,269 128,671 128,671 128,076 128,076 147,907 147,907 less: tax credit investment w ritedow n 112 111 112 14,303 less: state intangible tax - - - (983) less: efficiency-related costs 228 1,016 451 4,727 less: Other 599 (56) 894 (1,066) Total noninterest expense (e) 1 34,269 133,330 1 28,671 127,600 128,076 126,619 147,907 130,926 Income before income taxes (i) 9 0,677 91,658 8 7,859 88,688 6 3,603 75,008 66,914 83,752 Income tax expense 18,754 18,754 17,863 17,863 12,310 12,310 2,029 2,029 plus: tax effect of adjustments 89 88 88 10,522 plus: after-tax impact of tax credit investments @ 21% 206 174 2,395 3,536 Total income tax expense (h) 18,754 19,049 17,863 18,125 1 2,310 14,793 2 ,029 16,087 Net income (a) $ 71,923 $ 72,609 $ 69,996 $ 70,563 $ 51,293 $ 60,215 $ 6 4,885 $ 67,665 Average diluted shares (b) 9 5,754 95,754 9 5,742 95,742 9 5,524 95,524 9 5,488 95,488 Average assets (c) 18,566,188 18,566,188 18,419,437 18,419,437 18,368,604 18,368,604 18,273,419 18,273,419 Average shareholders' equity (k) 2,575,203 2,575,203 2 ,515,747 2,515,747 2 ,457,785 2,457,785 2 ,441,045 2,441,045 Less: Goodw ill and other intangibles (1,082,104) (1,082,104) (1,083,732) (1,083,732) (1,085,876) (1,085,876) (1,088,144) (1,088,144) Average tangible equity (d) 1 ,493,099 1,493,099 1,432,015 1,432,015 1,371,909 1,371,909 1 ,352,901 1,352,901 Ratios Net earnings per share - diluted (a)/(b) $ 0 .75 $ 0.76 $ 0.73 $ 0.74 $ 0 .54 $ 0.63 $ 0 .68 $ 0.71 Return on average assets - (a)/(c) 1.54% 1.55% 1.52% 1.54% 1.13% 1.33% 1.41% 1.47% Pre-tax, pre-provision return on average assets - ((a)+(j)+(h))/(c) 2.13% 2.15% 2.13% 2.14% 1.60% 1.85% 1.66% 2.03% Return on average shareholders' equity (a)/(k) 11.08% 11.19% 11.16% 11.25% 8.46% 9.94% 10.57% 11.03% Return on average tangible shareholders' equity - (a)/(d) 19.11% 19.29% 19.61% 19.76% 15.16% 17.80% 19.08% 19.90% Efficiency ratio - (e)/((f)+(g)) 57.4% 57.0% 56.9% 56.4% 63.9% 60.2% 66.0% 58.4% Effective tax rate - (h)/(i) 20.7% 20.8% 20.3% 20.4% 19.4% 19.7% 3.0% 19.2% All dollars shown in thousands 44

First Financial Bancorp First Financial Center 255 East Fifth Street Cincinnati, OH 45202 45